Exhibit 99.6

STAMPS.COM INC.

2016 SHIPPINGEASY EQUITY INDUCEMENT PLAN

1.	PURPOSE.

The purpose of this Plan is to attract, motivate, and retain Employees of Stamps.com Inc. and its Subsidiaries by offering selected Employees the opportunity to acquire proprietary interests in the Company by purchasing or receiving shares of the Company's Stock or other similar rights; and to promote the success of the Company.  This Plan specifically is intended to induce employees of ShippingEasy Group, Inc. and its subsidiaries to continue in employment with the Company upon and following the Company’s acquisition of ShippingEasy Group, Inc. and ShippingEasy Group, Inc. becoming a Subsidiary.  This Plan provides for the grant of Options only.

2.	DEFINITIONS.

"Applicable Laws" means the requirements relating to the administration of stock plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules and regulations of any stock exchange or quotation system on which the Stock is listed or quoted, and other similar laws.

"Award" means, individually or collectively, a grant under this Plan of Options.

"Award Agreement" means the written agreement setting forth the terms and provisions applicable to each Award granted under this Plan.  The Award Agreement is subject to the terms and conditions of this Plan and shall include, among other things, the following information, if applicable to the Award: (i) Exercise Price, (ii) number of shares of Stock, (iii) exercise schedule, (iv) vesting schedule, (v) restrictions, (vi) dates and conditions for lapse of restrictions, and (vii) expiration dates.

"Board" means the Board of Directors of the Company.

"Cause" means (A) if the Participant is a party to an employment or other similar service agreement with the Company (a "Service Agreement"), and "cause" is defined therein, such definition, or (B) if the Participant is not party to a Service Agreement or the Participant's Service Agreement does not define "cause", then Cause means any of the following:

(i)          the Participant's material breach of his fiduciary duty to the Company,

(ii)         the Participant's indictment (or equivalent) for a felony or other serious crime, or

(iii)        the Participant's commission of a wrongful act that would make the continuance of his employment by the Company detrimental to the Company.

"Change in Control" means the first to occur of any of the following events:

(i)          The date on which any one person or entity, or more than one person or entity acting as a group, becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the capital stock of the Company entitled to vote in the election of Directors, other than a group of two or more persons or entities not (A) acting in concert for the purpose of acquiring, holding or disposing of such stock or (B) otherwise required to file any form or report with any governmental agency or regulatory authority having jurisdiction over the Company that requires the reporting of any change in control.  The acquisition of additional Stock by any person or entity who immediately prior to such acquisition already is the beneficial owner of more than fifty percent (50%) of the Stock of the Company entitled to vote in the election of Directors is not a Change in Control.

(ii)         During any period of not more than twenty four (24) consecutive months during which the Company continues in existence, not including any period prior to the effective date of this Plan, individuals who, at the beginning of such period, constitute the Board, and any new Director (other than a Director designated by a person or entity who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of this definition of "Change in Control") whose appointment to the Board or nomination for election to the Board was approved by a vote of a majority of the Directors then still in office, either were Directors at the beginning of such period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board.

(iii)        The date on which any one person or entity, or more than one person or entity acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person(s) or entity(ies)) assets from the Company that have a total gross fair market value greater than 50% of the total gross fair market value of all of the Company's assets immediately before the acquisition or acquisitions; provided, however, transfer of assets that otherwise would satisfy the requirements of this subsection (iii) will not be treated as a Change in Control if the assets are transferred to:

(A)          a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)          an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C)          a person or entity, or more than one person or entity acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(D)          an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly by a person or entity, or more than one person or entity acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company.

If the Change in Control constitutes a payment event with respect to any Award that provides for the deferral of compensation and is subject to Section 409A of the Code, then to the extent required (i) the event constituting a Change in Control is intended to constitute a "change in ownership or effective control" or a "change in the ownership of a substantial portion of the assets" of the Company as such terms are defined for purposes of Section 409A of the Code and (ii) "Change in Control" as used herein shall be interpreted consistently therewith.

"Code" means the Internal Revenue Code of 1986, as amended.

"Committee" means a committee or subcommittee of the Board, described in Section 4.1, or in the absence of such a committee, the Board.

"Company" means Stamps.com Inc., a Delaware corporation.

"Director" means a member of the Board.

"Disability" means a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and that:

(i)          renders the Participant unable to engage in any substantial gainful activity; or

(ii)         results in the Participant receiving income replacement benefits for a period of not less than three (3) months under any policy of long-term disability insurance maintained by the Company for the benefit of its employees.

Disability shall be interpreted in a manner consistent with Section 409A of the Code and shall be determined by the Committee in its sole discretion, after consideration of such evidence as it may require, including a report or reports of such physician or physicians as the Committee may designate.

"Domestic Relations Order" means a "domestic relations order" as defined in Section 414(p)(1)(B) of the Code.

"Employee" means any individual employed by the Company or by a Subsidiary and reflected as an employee on a payroll of the Company or of a Subsidiary.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Exercise Price" means the amount specified per share of Stock, at which Stock may be purchased on exercise of an Option, specified by the Committee in the applicable Award Agreement.

"Fair Market Value" of the Stock on any given date under this Plan shall be determined as follows:

(i)          If the Stock is at the time readily tradable on an established securities market, then the fair market value shall be the closing selling price per share of the Stock on the date of determination on the securities market determined by the Committee to be the primary market for the Stock, as such price is officially quoted in the composite tape transactions on such market.  If there is no reported sale of the Stock on such market on the date of determination, then the fair market value shall be the closing price on such market on the last preceding date for which such quotation exists; or

(ii)         If the Stock is at the time not readily tradable on an established securities market, then the fair market value shall be determined by the Committee by the reasonable application of a reasonable valuation method, taking into account such considerations as may be applicable for purposes of or specified in Section 409A of the Code and Treasury Regulations thereunder.

"Grant Date" means, with respect to an Award, the date of the Committee action granting the Award or such later date as is specified in the Award Agreement.

"Option" means an option granted under this Plan and entitling the holder to purchase shares of Stock.

"Optionee" means an individual or entity that holds an Option.

"Participant" means the holder of an outstanding Award.

"Plan" means this Stamps.com Inc. 2016 Equity Inducement Plan, as it may be amended from time to time.

"Stock" means the common stock of the Company.

"Subsidiary" means any corporation in which the Company and/or one or more other Subsidiaries own fifty percent (50%) or more of the total combined voting power of all classes of outstanding stock of such corporation.  A corporation that attains the status of a Subsidiary on a date after the adoption of this Plan shall be considered a Subsidiary commencing as of the date such status is attained.

"Termination of Service" means a cessation of the employee-employer relationship between the Employee and the Company or a Subsidiary for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of a Subsidiary from the Company.  A transfer in employment relationship from the Company to a Subsidiary or from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a Termination of Service.  With respect to any Award that may provide for nonqualified deferred compensation subject to Section 409A of the Code, whether Termination of Service has occurred shall be determined based on whether the facts and circumstances indicate that the Company and the Employee reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Employee would perform after such date would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding 36 months (or the full period of service if less than thirty six (36) months), and such determination shall be made in accordance with Section 409A of the Code and the Treasury Regulations thereunder.

3.	STOCK SUBJECT TO PLAN; LIMITATIONS.

3.1.          Maximum Plan Shares.  The maximum aggregate number of shares of Stock reserved and available for the grant of Awards under this Plan is Sixty Two Thousand (62,000) shares.  For purposes of this limitation, the shares of Stock underlying any Awards that expire unexercised or that are forfeited, canceled, reacquired by the Company at cost, satisfied without the issuance of Stock or payment of cash, or otherwise terminated (other than by exercise) shall not be added back to the shares of Stock available for grant under this Plan.  Shares of Stock (i) tendered by a Participant to pay the exercise price of an Award, (ii) withheld by the Company for taxes or (iii) repurchased by the Company with any cash proceeds from option exercises shall not be added back to the shares of Stock available for grant under this Plan.  The shares of Stock available for issuance under this Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

4.	ADMINISTRATION.

4.1.          Establishment of Committee.  The Board shall have the authority to administer this Plan, but may delegate its administrative powers under this Plan, in whole or in part, to a committee of the Board or to a subcommittee of any such committee of the Board.

4.2.          Committee Procedures.  The Board (or in absence of action by the Board, the Committee) shall designate one of the members of each Committee as chairman.  Any such Committee may hold meetings at such times and places as its chairman or a majority of the members of the Committee shall determine.  The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Committee members, shall be valid acts of the Committee.

4.3.          Rule 16b-3 Committee.  Any Awards to Participants who are subject to Section 16 of the Exchange Act shall be granted and, as it relates to such Awards, this Plan shall be administered by a Committee of two or more members of the Board who qualify as "Non-Employee Directors" as defined in Rule 16b-3 under the Exchange Act, and such Awards shall be structured to satisfy the requirements for exemption under Rule 16b-3 under the Exchange Act.

4.4.          Committee Responsibilities.  Subject to the provisions of this Plan, the Committee shall have full authority and discretion to take the following actions:

(i)	To interpret this Plan and to apply its provisions;

(ii)	To adopt, amend, or rescind rules, procedures, agreements and forms relating to this Plan;

(iii)	To authorize any person to execute, on behalf of the Company, any instrument (including, but not limited to any Award Agreement) required to carry out the purposes of this Plan;

(iv)	To determine when Awards are to be granted under this Plan;

(v)	To select the Participants;

(vi)	To determine the number of shares of Stock to be made subject to each Award;

(vii)
To prescribe the terms and conditions (including vesting and acceleration) of each Option  on the Grant Date, including (without limitation) the Exercise Price, and to specify the provisions of the Award Agreement relating to such Option;

(viii)
To amend any outstanding Award Agreement (including vesting and acceleration), subject to applicable legal restrictions, the provisions of this Plan and the terms and conditions of such Award Agreement;

(ix)	To prescribe the consideration for the grant of each Award under this Plan and to determine the sufficiency of such consideration; and

(x)	To take any other actions deemed necessary or advisable for the administration of this Plan.

4.5.          Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company, to the fullest extent permitted by law, against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

5.	ELIGIBILITY.

5.1.          General Rules.  Employees shall be eligible for the grant of Awards as designated by the Committee.

6.	MODIFICATIONS AND RESTRICTIONS.

6.1.          Amendment, Modification, Extension and Renewal of Awards.  Within the limitations of this Plan, and subject to Section 6.2, the Committee may amend, modify, extend or renew outstanding Awards or may cancel or accept the cancellation of outstanding Awards in return for the grant of new Awards at the same or a different price.  The foregoing notwithstanding, no amendment or modification of an Award shall, without the consent of the Participant, impair the Participant's rights or increase his or her obligations under such Award.  A change in the tax consequences of an Award shall not be considered an impairment of rights or an increase in obligations under the Award.

6.2.          Restriction on Repricing of Options.  Subject to Section 10.1, no outstanding Option shall be amended to reduce its Exercise Price or cancelled and replaced with a new Award (of the same type or of any different type) having a lower Exercise Price (or other purchase price) for any reason, without the prior approval of the Company's stockholders entitled to vote at a meeting of stockholders.

6.3.          No Reload Options.  No Option shall provide for the automatic grant of replacement or reload Options upon the Optionee exercising the Option and paying the Exercise Price by tendering shares of Stock, net exercise or otherwise.

7.	OPTIONS.

7.1.          Nature of Options.  An Option is an Award entitling the Participant to purchase shares of Stock at the Exercise Price set on the Grant Date.  Options may be based, at the discretion of the Committee, on continuing employment with the Company and its Subsidiaries and/or achievement of pre-established performance goals.  Options granted under the Plan will not qualify as “incentive stock options” for purposes of Section 422 of the Code.

7.2.          Exercise Price.  The Exercise Price of an Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the Grant Date.

7.3.          Exercisability.  The exercise schedule of each Option shall be determined by the Committee in its sole discretion and shall be set forth in the Award Agreement; provided however, that in the event of the Optionee's Termination of Service, the Option shall be exercisable only to the extent the Option was exercisable on the date of such Termination of Service, unless otherwise specified in the Award Agreement.

7.4.          Term.  The term of each Option shall not exceed ten (10) years from the Grant Date.  Subject to the preceding sentence, the Committee in its sole discretion shall determine and specify in the Award Agreement the date on which an Option is to expire.  In the event of an Optionee's Termination of Service:

(i)
As a result of such Optionee's death or Disability, the Option shall expire twelve (12) months (or such other period specified in the Award Agreement) after such death or Disability, but not later than the original expiration date specified in the Award Agreement.

(ii)
By the Company for Cause, the Option shall expire immediately after the Company's notice or advice of such Termination of Service is dispatched to the Optionee, but not later than the original expiration date specified in the Award Agreement.

(iii)
For any reason other than the Optionee's death or Disability or by the Company for Cause (except in connection with the events specified in Section 11, which will be governed by that section), the Option shall expire ninety (90) calendar days (or such other period specified in the Award Agreement) after such Termination of Service, but not later than the original expiration date specified in the Award Agreement.

7.5.          No Rights as a Stockholder.  An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any shares of Stock covered by his or her Option until the issuance of a stock certificate for such shares of Stock.

8.	NON-TRANSFERABILITY OF AWARDS.

All Awards under this Plan shall be nontransferable and shall not be assignable, alienable, saleable, or otherwise transferable by the Participant other than by will or the laws of descent and distribution or pursuant to a Domestic Relations Order.  During the lifetime of a Participant, Options granted to him or her under this Plan shall be exercisable only by him or her except as otherwise determined by the Committee and specified in the Award Agreement.  Notwithstanding the forgoing, the Committee may provide in an Award Agreement that a Participant may transfer, without consideration for the transfer, such Award to the Participant's immediate family members, to trusts for the benefit of the Participant and such immediate family members, to partnerships in which the Participant and such immediate family members are the only partners, or to charitable organizations, provided that transferee agrees in writing to be bound by all of the terms and conditions of this Plan and the applicable Award Agreement.

9.	PAYMENT FOR SHARES OF STOCK.

9.1.          General Rule.  The entire consideration for shares of Stock issued under this Plan shall be payable in lawful money of the United States of America at the time when such shares of Stock are purchased.  Payment of the Exercise Price of an Option shall be made pursuant to the express provisions of the applicable Award Agreement.  However, the Committee (in its sole discretion) may specify in the Award Agreement that payment may (either with or without Committee approval) be made pursuant to Sections 9.2, 9.3 or 9.4, or any combination thereof.

9.2.          Surrender of Stock.  To the extent that this Section 9.2 is applicable, payment may be made all or in part with shares of Stock that are owned by the Optionee or his or her representative and that are surrendered to the Company in good form for transfer.  Such shares of Stock shall be valued at their Fair Market Value on the date when the new shares of Stock are purchased under this Plan.

9.3.          Exercise/Sale ("Cashless Exercise").  To the extent that this Section 9.3 is applicable, payment may be made by the delivery of an irrevocable direction to a securities broker, acceptable to the Company, to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price of the Option.

9.4.          Net Share Exercise.  To the extent that this Section 9.4 is applicable, payment may be made by holding back from the shares of Stock to be issued upon exercise of an Option that number of shares of Stock having a Fair Market Value equal to the minimum amount required to satisfy the Exercise Price (the Fair Market Value of the shares of Stock to be held back shall be determined on the date that the Option is exercised by the Optionee).

10.	ADJUSTMENT OF STOCK.

10.1.        General.  In the event of: a subdivision of the outstanding Stock; a declaration of a dividend payable in shares of Stock; a declaration of a dividend payable in a form other than shares of Stock in an amount that has a material effect on the value of shares of Stock (a "Material Dividend"); a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of shares of Stock; a recapitalization; a spinoff; a merger, consolidation, or other reorganization involving the Company that would not constitute a Change in Control; or any similar occurrence, then the Committee shall make appropriate adjustments (which adjustments shall be final, binding and conclusive on all parties) in one or more of:

(i)	The maximum number of shares of Stock available under Section 3.1 for future grants of Awards and of specified types of Awards;

(ii)	The number and kind of shares of Stock (or other securities) covered by each outstanding Award;

(iii)
The Exercise Price under each outstanding Option, but without changing the aggregate Exercise Price (i.e., the Exercise Price multiplied by the number of shares of Stock subject to the Option) as to which such Option remain exercisable; and

(iv)
In the event of a Material Dividend, (A) the Exercise Price, including the aggregate Exercise Price (i.e., the Exercise Price multiplied by the number of shares of Stock subject to the Option), under each outstanding Option necessary to compensate for the loss of intrinsic value of such Award as a result of the Material Dividend and (B) other adjustments or actions appropriate to compensate for the loss of intrinsic value of such Award as a result of the Material Dividend; provided that any such adjustments or other actions described in subsections (A) or (B) shall be made in compliance with the Code (including Section 409A thereof) and the Treasury Regulations thereunder and any other applicable tax laws or regulations.

10.2.        Reservation of Rights.  Except as provided in this Section 10, a Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class.  Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of shares of Stock subject to an Option.  The grant of an Option pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

11.	LIQUIDATION; CHANGE IN CONTROL AND OTHER TRANSACTIONS.

11.1.        Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  The Committee in its discretion may provide for a Participant to have the right to exercise his or her Award until ten (10) days prior to such transaction as to all of the Stock covered thereby, including Stock as to which the Award would not otherwise be exercisable.  In addition, the Committee may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse as to all such Stock covered thereby, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.  To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

11.2.        Change in Control and Other Corporate Transactions.   In the event of a Change in Control, a merger or consolidation of the Company with or into another corporation, the sale of substantially all of the assets of the Company or other reorganization of the Company (each, a "Covered Transaction"), if the successor corporation, or a parent of the successor corporation, does not assume each outstanding Award or substitute the Award with an equivalent option or right (or if the Company is the surviving entity in the Covered Transaction, the Covered Transaction does not result in a continuation of the Award by the Company), any of the foregoing of which may be done on an Award-by-Award basis, then a Participant shall fully vest in and have the right to exercise the Award as to all of the Stock as to which it would not otherwise be vested or exercisable, and all restrictions and conditions outstanding on the Award shall be met.   If an Award becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Covered Transaction (or in lieu of continuation of the outstanding Award by the Company if the Company is the surviving entity in the Covered Transaction), then the Committee shall notify the Participant in writing or electronically that the Award shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Award shall terminate upon the expiration of such period. For purposes of this Section 11.2, the Award shall be considered assumed if, following the Covered Transaction, the option or right confers the right to purchase or receive, for each share of Stock subject to the Award immediately prior to the Covered Transaction, the consideration (whether stock, cash, or other securities or property) received in the Covered Transaction for each share of Stock held on the effective date of the Covered Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Stock); provided, however, that if such consideration received in the Covered Transaction is not solely common stock of the successor corporation or its parent, then the Committee may, with the consent of the successor corporation or its parent, provide for the consideration to be received upon the exercise of the Award, for each share of Stock subject to the Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Stock in the Covered Transaction.

11.3.        Involuntary Termination upon Change in Control.  For purposes of clarification, the Committee shall have the full power and authority to provide in an Award Agreement that the Award shall become fully vested and exercisable in any Covered Transaction, including in the event of a Participant's Termination of Service without Cause or for Good Reason within a designated period (not to exceed eighteen (18) months) following the effective date of any Covered Transaction in which the Award does not otherwise accelerate.  For purposes hereof, "Good Reason" shall mean a voluntary resignation by the Participant after any of the following effected without the Participant's consent: (A) a change in his or her position with the Company that materially reduces his or her duties and responsibilities or the level of management to which her or she reports, (B) a reduction in his her level of compensation (including base salary, fringe benefits and target bonus under any corporate performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of his or her place of employment by more than fifty (50) miles.

12.	WITHHOLDING TAXES.

12.1.        Payment by Participant; Deduction by Company.  As a condition to the exercise of any Option, and no later than the date as of which the value of any other Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the Participant for Federal, state, or local income tax purposes, the Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income.  The Company and its Subsidiaries shall have the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the Participant, including any payment or release of cash or shares of Stock under the applicable Award or any other Award.

12.2.        Payment in Stock.  With the permission of the Committee, or as specified in the Award Agreement, a Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

13.	SECURITIES LAWS.

Shares of Stock shall not be issued under this Plan unless the issuance and delivery of such shares of Stock complies with (or is exempt from) all requirements of Applicable Laws, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange on which the Company's securities may then be listed.

14.	NO EMPLOYMENT RIGHTS.

Neither this Plan nor any Award shall give any person any right to be or remain an Employee of the Company or of any Subsidiary.  The Company and its Subsidiaries reserve the right to terminate the service of any Employee at any time, with or without Cause, subject to applicable laws and written agreements (if any).

15.	DURATION, AMENDMENTS, AND TERMINATION.

15.1.        Term of this Plan.  This Plan shall terminate automatically on December 31, 2016.  No Award of any type may be granted under this Plan after such date.  This Plan may be terminated on any earlier date pursuant to Section 15.2.

15.2.        Right to Amend or Terminate this Plan.  The Board may amend, suspend, or terminate this Plan at any time and for any reason.  An amendment of this Plan shall be subject to the approval of the Company's stockholders only to the extent provided herein or required by Applicable Laws.

15.3.        Effect of Plan Amendment or Termination.  No amendment, suspension, or termination of this Plan (including at the end of the term specified in Section 15.1) shall impair the rights of any Participant with respect to any Award then outstanding, which shall continue in effect in accordance with the terms of the Award Agreement (as it may be amended from time to time) and of this Plan on the Grant Date until its expiration or earlier termination as specified in the Award Agreement.  The termination of this Plan shall not affect the Committee's rights or obligations with respect to the continued exercise of its powers under this Plan regarding Awards that are outstanding at the time of termination.

16.	MISCELLANEOUS.

16.1.        Investment Representations.  As a condition to the receipt of an Award or to the purchase or other receipt of shares of Stock pursuant to an Award, the Company may require the person receiving such Award or shares to represent and warrant that the Award or the shares of Stock being purchased or otherwise received are only for investment and without any present intention to sell or distribute such Award or shares of Stock if, in the opinion of counsel for the Company, such a representation is required.

16.2.        Nonexclusivity of this Plan.  Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

16.3.        Successors.  All obligations of the Company under this Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

16.4.        Accounting Terms.  Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect, as applied and included in the consolidated financial statements of the Company prepared in the ordinary course of business.

16.5.        Stock Certificates.  Notwithstanding anything in this Plan to the contrary, to the extent this Plan provides for the issuance of stock certificates to reflect the ownership of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by Applicable Laws.

16.6.        Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.7.        Severability.  In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.8.        Governing Law.  This Plan, the Award Agreements, and all actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to such state's or any other jurisdiction's conflicts of law principles.